EXHIBIT 23.1






                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1997 Equity Compensation Plan, Stock Option Plan for Directors and the Charles A. Root Stock Option Agreement of Tangram Enterprise Solutions, Inc. and to incorporation by reference therein of our report dated January 23, 1998, with respect to the financial statements and schedule of Tangram Enterprise Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Raleigh, North Carolina
November 20, 1998